ATTUNE RTD Announces $5.0 Million Financing Agreement

Financing Provides Access to Capital as Needed to Support Continued Growth of Core Business and to Complete Strategic Business Acquisitions

Palm Springs, CA, July 2, 2013(GLOBE NEWSWIRE) – ATTUNE RTD, Inc. (AURT), a leader in the design and development of proprietary energy management systems that eliminate inefficiencies and curtails excess energy consumption, today announced that it has entered into an Investment Agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”).

Under the terms of the agreement, Dutchess has committed to purchase, subject to certain restrictions and conditions, up to $5 million of AURT common stock, over a period of 36 months at management’s discretion following the effectiveness of the registration statement registering for resale the shares purchased by Dutchess pursuant to the Investment Agreement.

Shawn Davis, AURT’s Chairman, stated, “This arrangement provides us with the ability to access capital as we need it, and at share prices that reflect our progress as we improve our core business and look to complete strategic business acquisitions to increase cash earnings that are accretive to the bottom line.

Douglas Leighton, Director of Dutchess, stated, “We are excited to be working with the management of Attune and provide this structure which allows them the flexibility to draw capital as they continue to execute on their business plan.”

AURT is actively engaged in the process to identify acquisition candidates and negotiate transactions which contribute increased cash earnings.

AURT does not intend to disclose developments with respect to its evaluation of strategic acquisitions unless and until the evaluation of all proposals and alternatives has been completed and the company has entered into a definitive transaction. There can be no assurances that the company will enter into any strategic acquisition, or as to the timing, terms or results of any such transaction.

Key aspects of the agreement with Dutchess include:

●	AURT initiates and controls the timing and amount of any sales of common stock to Dutchess.
●	The sale prices will be based on the prevailing market price at the time of each sale and AURT will know the sales price before directing Dutchess to purchase common stock.
●	AURT is not required to sell the entire $5 million of common stock to Dutchess.
●	There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement.
●	AURT may terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty.
●	There are no warrants issued in connection with the purchase agreement.

Additional details are available in the Company’s SEC filing on Form 8-K.

About Attune | RTD

California-based Attune | RTD is engaged in the design and development of hardware and software solutions. Attune’s first to market low cost series of smart products are designed to create outstanding value for consumers, resellers and utilities by optimizing existing energy management technologies while also maximizing synergies between such technologies to further increase value. The Company’s line of BrioWave Smart Energy Management pool pump controllers are designed to keep pools running at their best and most efficient and are capable of saving as much as 60% of typical energy costs. BrioWave Smart Energy Management Controllers have been through a rigorous pilot program with a major utility provider, are “CSA” approved, amplify savings realized from solar arrays, are easily configured to integrate within the home network environment, scalable and programmable to make assumptions based on real time energy pricing, and designed to seamlessly integrate/communicate with utility installed Smart Meters presenting an effective demand response solution. BrioWave technology is further enhanced with Attune’s proprietary dashboard accessible from any mainstream browser providing both end user and utility provider a compliment of powerful business intelligence tools and key performance indicators to reduce energy consumption and quickly address unplanned demand response events.

About Dutchess Capital

Dutchess Capital was founded in 2000. Since then, Dutchess has been a market leader and innovator in providing unique financing structures for publicly-traded companies.

Dutchess has transacted over $2 billion in ELF commitments globally. Dutchess has over 10 years of experience assisting companies throughout the process. Dutchess sources worldwide investment opportunities, with offices in Boston, New York, Seoul, Beijing and London. For more information, visit: www.dutchesscapital.com.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Attune’s future expectations, plans and prospects. Statements made in this news release, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors, which may cause the results of Attune to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents, SFI files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Attune cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these statements. Finally, Attune undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Attune.

Company Contact

Attune | RTD

Thomas Bianco, CFO

760.406.1146

tbianco@attunertd.com

Financial Communications Contact

Anubis Partners, LLC

Michael Briola, Senior Partner

972.646.3400

info@anubispartners.com